As filed with the Securities and Exchange Commission on June 7, 2004

Registration Nos. 333-104477

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

HALL, KINION & ASSOCIATES, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0337705
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

75 Rowland Way, Suite 200, Novato, California	94945
(Address of Principal Executive Office)	(Zip Code)

Hall, Kinion & Associates, Inc.’s 1997 Stock Option Plan

Hall, Kinion & Associates, Inc.’s IT Professional Stock Option Plan

(Full title of the plans)

David L. Dunkel

Chief Executive Officer and President

Hall, Kinion & Associates, Inc.

75 Rowland Way, Suite 200,

Novato, California 94945

(Name and address of agent for service)

(415) 895-2200

(Telephone number, including area code, of agent for service)

Pursuant to Registration Statement on Form S-8 (Registration No. 333-104477) (the “Registration Statement”), Hall, Kinion & Associates, Inc., a Delaware corporation (“Hall Kinion”), registered 380,528 shares of common stock of Hall Kinion, par value $.001 per share, to be offered under the 1997 Stock Option Plan and 190,264 shares of common stock of Hall Kinion, par value $.001 per share, to be offered under the IT Professional Stock Option Plan.

On April 5, 2004, Kforce Inc., a Florida corporation (“Kforce”), Hall Kinion and Novato Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Kforce (“Merger Sub”), entered into an Amended and Restated Agreement and Plan of Merger (“Merger Agreement”) providing for a merger pursuant to which Merger Sub would merge with and into Hall Kinion, with Hall Kinion surviving as a wholly-owned subsidiary of Kforce (the “Merger”). On June 7, 2004, the Merger became effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”). As a result of the Merger, Hall Kinion terminated at the Effective Time all offerings of common stock of Hall Kinion under its existing registration statements, including the Registration Statement.

In accordance with an undertaking made by Hall Kinion in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, Hall Kinion hereby removes from registration all shares of common stock of Hall Kinion registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 7th day of June, 2004.

HALL, KINION & ASSOCIATES, INC.

By:	/s/ DAVID L. DUNKEL
David L. Dunkel, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ DAVID L. DUNKEL David L. Dunkel	Chief Executive Officer, President and Director	June 7, 2004

/s/ WILLIAM L. SANDERS William L. Sanders	Vice President and Secretary	June 7, 2004

/s/ DERRELL E. HUNTER Derrell E. Hunter	Vice President and Treasurer (Principal Financial and Accounting Officer)	June 7, 2004